Exhibit 99.1

NEWS BULLETIN	RE:

FROM:	2101 Faraday Ave.
Carlsbad, CA 92008
FINANCIAL RELATIONS BOARD	(760) 603-9120
Nasdaq: IVOW

FOR FURTHER INFORMATION

AT iVOW:	AT FINANCIAL RELATIONS BOARD:

John R. Lyon

Tony Rossi

Chairman & CEO	Media Contact
jrlyon@ivow.com	trossi@financialrelationsboard.com
(760) 603-9120	(310) 854-8317

For Immediate Release

March 29, 2005

iVOW REPORTS FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

CARLSBAD, CA, March 29, 2005 – iVOW, Inc. (NASDAQ: IVOW), today reported financial results for the fourth quarter and year-ended December 31, 2004.

For the quarter ended December 31, 2004, revenues from continuing operations were $373,000 compared with revenues of $433,000 for 2003, a decrease of 14%.  The company reported a net loss from continuing operations for the quarter of $1,068,000, or $0.10, per basic and diluted share, versus a net loss from continuing operations of $491,000, or $0.10 per basic and diluted share, for the corresponding quarter of 2003.

For the full year 2004, revenues from continuing operations were $1,651,000, compared with $2,489,000 in 2004, a decrease of 34%.  The Company reported a net loss from continuing operations for the year of $2,971,000, or $0.37 per basic and diluted share, compared with a net loss from continuing operations of $1,034,000, or $0.23 per basic and diluted share, for 2003.

The Company also reported that Michael H. Owens M.D., currently President of iVOW, will also assume the position of Chief Executive Officer, with effect from April 1, 2005.  John R. Lyon, currently Chairman and CEO, will continue to serve as non-executive Chairman of the Board.

John R. Lyon, Chairman of iVOW, said, “I look forward to continuing to serve the Company as Chairman and to supporting Dr. Owens as he develops our chronic obesity business.  Dr. Owens is a seasoned physician executive with excellent experience in managed care and hospital management and has been the principal architect of our chronic obesity disease management model.  He is uniquely qualified to lead the company at this stage of our growth plan.”

Dr. Michael H. Owens said, “I am pleased by John’s continuing service to the company.  While the market has been challenging in 2004, I expect an improving environment this year and I look forward to leading the next phase of iVOW’s growth, as we work with our hospital and physician clients to provide effective solutions to the problem of chronic obesity, one of the most significant public health challenges facing the country.”

iVOW

Our business is focused exclusively on the disease state management of chronic and morbid obesity. We provide program management, operational consulting and clinical training services to physicians and hospitals involved in the medical and surgical treatment of morbidly obese patients.  We also provide specialized vitamins to patients who have undergone obesity surgery.  Our corporate website is www.ivow.com; information on our nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com.  iVOW is the new corporate name of Vista Medical Technologies, Inc.  iVOW is traded on the NASDAQ SmallCap Market under the stock symbol IVOW.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of iVOW. Actual results may differ materially depending on a number of risk factors, including, but not limited to the following: our efforts to maintain compliance with the continued listing requirements of the Nasdaq SmallCap Market; our ability to raise additional capital to fund our operations and execute our business plan; our ability to penetrate the market for obesity surgery management services; and customer acceptance of our products and services. Other risks inherent in our business are described in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K/A for the year ended December 31, 2003 and our most recent quarterly report on form 10-Q. We undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Financial Statements to Follow

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iVOW, Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Sales	$373,243	$432,929	$1,650,735	$2,489,117
Total cost and expenses	1,449,970	921,078	4,593,897	3,555,959
Loss from operations	(1,076,727)	(488,149)	(2,943,162)	(1,066,842)

Other income, net	8,257	(2,393)	(28,035)	32,390
Loss from continuing operations	(1,068,470)	(490,542)	(2,971,197)	(1,034,452)

Loss from discontinued operations	—	(356,540)	(632,516)	(1,014,251)
Net loss	(1,068,470)	(847,082)	(3,603,713)	(2,048,703)

Accretion of preferred stock dividends	(32,865)	(35,919)	(135,922)	(118,686)
Deemed dividend on redemption of preferred stock			(131,985)
Net loss applicable to common stockholders	$(1,101,335)	$(883,001)	$(3,871,620)	$(2,167,389)

Net loss per share basic and diluted:
Continuing operations	$(0.10)	$(0.10)	$(0.37)	$(0.23)
Discontinued operations	$—	$(0.08)	$(0.07)	$(0.20)

Basic and diluted loss per share	$(0.10)	$(0.18)	$(0.44)	$(0.43)

Share used in computing basic and diluted loss per share	10,946,264	5,007,742	8,725,701	5,004,126

iVOW, Inc.

Selected Consolidated Balance Sheet Data

	December 31	December 31
	2004	2003
Cash, cash equivalents and short term investments	$1,969,561	$636,152

Total Current Assets	2,646,106	2,957,138

Property and equipment, net	31,743	34,023

Total assets	3,984,509	2,991,161

Total current liabilities	751,013	1,864,373

Total stockholders’ equity	3,222,980	1,108,164